Second Quarter 2004 Earnings
Conference Call
April 27, 2004
10:00 a.m. CDT

Charlie

Welcome, and thank you for joining us today for our second quarter earnings conference call.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Also, please note that today we will occasionally refer to estimates from our January 22, 2004 earnings conference call as our “previous estimates.”

Bob, please lead off.

Bob

Good morning to everyone, and thanks for joining us. This morning, I’ll discuss my perspective on our performance and major developments in view of our current growth strategies. As you saw in our press release, this was the best second quarter in company history, with EPS up 55.0% at $0.62 per share and total operating income reaching $35.1 million. These results significantly exceeded our expectations. Charlie will describe these results more fully in a few minutes.

We also announced that we increased our estimate for fiscal 2004 EPS up from $2.80 to $2.90. That would be up 34.3% over fiscal 2003. We’re moving this business straight forward.

Clearly, our defense business, including its robust parts sales, was the driving force behind our second quarter performance. In fact, the defense business has grown so quickly in fiscal 2004, including a near doubling in our defense parts business from fiscal 2003, that between known funding and an assumed $40 million decline in parts business, our sales for fiscal 2005 could fall $100 million short of this fiscal year’s level and could cause defense operating income to decline about 25% in fiscal 2005. Granted, this is a conservative view of our potential. For example, a federal supplemental funding bill planned for January or February 2005 may offer some relief. And, while about 4,500 Oshkosh trucks continue to perform very well in the extreme conditions of the Iraqi conflict, they are going through heavy continued use. In the near term, funding levels may not keep pace with replacement and refurbishment requirements, but those requirements do exist. Additional Iraqi Reset funds may become available for fiscal 2005 to meet these requirements and our parts business may not decline in fiscal 2005. And, we continue to pursue small additional international defense truck contracts for fiscal 2005. Now, we do expect our fire and emergency and commercial businesses to continue to strengthen in fiscal 2005, but we expect such strengthening may be insufficient alone to offset the entire potential decline in defense business, especially in light of rising steel prices.

In regard to our acquisitions strategy, as you know, we’ve been quiet since 2001 when we successfully acquired Geesink Norba Group in Europe. That is not to say that we haven’t been very active in pursuing opportunities. We have been patient and diligent in our efforts to find the right additions to our company. At this point, I’m hopeful that we will be in a position to announce and possibly complete one or more acquisitions before fiscal year end. In that case, we then believe that we can achieve EPS of $3.00 to $3.50 in fiscal 2005, but the high end of the range is only possible if we can land one or two larger acquisitions and if economic conditions continue to improve. Without acquisitions, we currently estimate fiscal 2005 earnings per share assuming dilution will approximate $3.00 to $3.30.

Now, we’re informing you, our investors, about the fiscal 2005 outlook one quarter earlier than normal because defense funding levels for fiscal 2005 are known, unless a federal supplemental funding bill is passed or Iraqi Reset funds become available more quickly than we estimate, and we are concerned that another strong earnings quarter like our second quarter, and improving market conditions that we will discuss today, may lead to unrealistic earnings expectations. We believe that we can deliver earnings growth next year, even off an extraordinary fiscal 2004, but it will take hard work and some time to develop. That is your expectation of us, and we will do our best to deliver.

Before we talk about each of our businesses, let me touch on steel pricing in the industry. As you can imagine, steel price increases and steel availability have had a pronounced impact on production costs for the truck and truck body industries. Oshkosh uses thousands of tons of steel annually and some industry experts have pegged the increase in steel pricing over the last year at more than 90%. Based on long-term agreements with our suppliers, Oshkosh has been able to avoid some of the impact. But to mitigate these increases, Oshkosh announced 3% — 4% price increases in all its commercial and fire and emergency business units effective in early April to offset these commodity cost increases from the steel industry. The new prices apply to all new orders, but we don’t anticipate being able to recover all the steel cost increases from customers due to the significant amount of orders in backlog prior to our announcement of the new selling prices for our products. If steel prices continue to rise sharply, then we expect to announce further price increases later this year. Now, in the defense business, we are generally limited in our ability to raise prices as we largely do business under firm, fixed-price contracts. We limit our risk by obtaining firm pricing from suppliers at contract award. If these suppliers, including steel mills, do not honor their contracts, we could face margin pressure in our defense business. Charlie and I will both talk more about this later.

Defense

The defense business delivered a stellar performance this quarter. Truck production has been smooth, and major parts orders have flowed in on a consistent basis during the past few months.

Use of Oshkosh fleets in the Gulf remains heavy and intense. The vital role of high-mobility tactical trucks such as the HEMTT, HET, PLS and MTVR has never been more prominent than during this conflict. In the long run, I believe we’ll see a fundamental shift in requirements for heavy tactical trucks as a result of the conflict in Iraq, even if there is a funding shortfall in the near-term.

I’d specifically like to recognize the parts and service teams that have worked around the clock to support the military missions in the Middle East. We really appreciate their dedication. Our service facilities in Kuwait and field service technicians throughout the area have provided valuable support for U.S. troops and fleets. In fact, we have armored and air-conditioned numerous Oshkosh trucks and armored more than a thousand Humvees for use by forces in the field.

There were several developments in regard to our U.K. defense business as well. HET deliveries contributed to our second quarter revenue gains, and we delivered the last unit under this contract, slightly ahead of schedule. In regard to the Support Vehicle program, the time frame for this procurement has again shifted out. The Ministry of Defence has delayed announcement of the preferred bidder for this contract until this summer. As we have noted, this contract involves potentially $2.0 billion of sales over a seven-year period beginning in fiscal 2007. We continue to believe that we have offered a very attractive proposal to the British military – including outstanding product performance, value for money and worldwide logistics support, as well as industrial participation and job creation for British industry.

Commercial – Refuse & Concrete Placement

In our domestic refuse business, the most significant development of the quarter was that McNeilus Companies signed the supply contract with Waste Management Inc. that we originally discussed in July 2003. It names McNeilus as Waste Management’s primary supplier for rear loader and recycler refuse collection bodies. The contract also names McNeilus as Waste Management’s primary supplier for front loaders, except in their Western region. And, McNeilus was named one of two suppliers of front loaders in their Western Region and one of two suppliers of side loaders nationwide.

Clearly, we’re delighted that McNeilus was selected by Waste Management as a key supplier and that the contract has been finalized. The contract has a potential value of approximately $250 million over the five-year life of the agreement and represents a significant part of McNeilus Companies’ refuse body business.

Domestically, the first half of fiscal 2004 also saw a significant increase in orders from municipal refuse customers. Order volume from municipal refuse customers is up more than 50% year-over-year for the first half of the year. I believe this to is due both to market share gains and a general resurgence in municipal capital purchases.

International markets have not fared as well. Pricing pressure continues throughout Europe. Geesink Norba Group’s second quarter results were lower than expectations, primarily due to low production volumes as European refuse markets remain extremely weak. On a more positive note, the production line for our new GPM III models is fully operational and the first GPM III was delivered. We’ve also introduced a new ValuPak rear loader in Europe targeted at the price conscious customer.

On the concrete placement side of the business, we’ve just come off a very successful World of Concrete exhibition in Orlando. All the McNeilus mixers in the booth were Revolutions™. Producers were positive and upbeat, both in regard to the latest generation of the Revolution drum and to business prospects in general. Since the show, we’ve seen a strengthening in overall mixer order rates as well as in Revolution orders.

In this business, we announced a $0.10 per pound surcharge in North America to deal with steel price increases.

Fire & Emergency

In the fire and emergency business we were encouraged that our new order volume has surged to the highest point in more than a year. We believe this is not only as an indication that municipal markets are beginning to rebound, lagging the economy as they always do, but also that Pierce is seeing the benefits of its innovation leadership strategy and its ability to build highly-customized fire apparatus within a lean manufacturing environment.

That innovation leadership will be reinforced at the FDIC exhibition on Thursday, April 29. Pierce is introducing several major new models to its comprehensive product line and a host of safety innovations that support our commitment to 360º Protection from Every Angle. We’ll also be showcasing our full-line of homeland security apparatus, including high-tech mobile command posts, rescues and tactical trucks.

In addition, we’re integrating Command Zone electronics into Medtec’s premium ambulance models and will be introducing that technology at the show as well.

The impact of steel price increases has affected Pierce as well. They announced a 3.8% price increase within the last month to help offset some of the impact.

Now, I’ll turn over the call to Charlie to provide the details on this second quarter and expand on our guidance for fiscal 2004 as a whole.

Charlie

Second Quarter Results

Our defense business, driven by the conflicts in Iraq and Afghanistan, continued to propel our business straight forward in the second quarter. Consolidated sales were up 14.3% compared to last year, with consolidated operating income up 43.9% compared to last year, all driven by our defense business. EPS rose 55.0% during the second quarter.

Let’s now look at individual business segment results.

Defense

First, our defense business continued to be quite busy in the second quarter. Higher heavy-payload truck sales to the U.S. Department of Defense (“DoD”) and international customers and a doubling of our parts sales more than offset a $32.2 million decrease in MTVR contract sales to lift defense sales up 28.8% to $168.1 million in the second quarter. Year-over-year operating income rose 241.9% in the second quarter to $23.0 million. The biggest contributor to the higher operating income performance involved the higher heavy-payload defense truck sales. Earnings in the second quarter also benefited significantly from increased sales of higher-margin parts compared to the prior year.

Now, let me explain why operating income performance also exceeded previous estimates by $7.5 million. There were two primary factors. First, parts sales were substantially higher than our estimates, and second, manufacturing cost performance was much improved over our estimates. When we have solid production volumes, earnings performance follows.

Fire and Emergency

In fire and emergency, sales decreased 4.2% to $135.6 million in the second quarter, principally due to lower airport product sales, but operating income was down 21.7% to $11.2 million, or 8.3% of sales.

Earnings declined much more than sales in the quarter largely due to a weak mix of custom pumpers and aerials and a very competitive pricing environment last fiscal year when this quarter’s shipments were ordered. Last fiscal year, we believe orders decreased over 10% for the industry, which we believe drove pricing down on many bids during that time. Now, these results were disappointing, but operating income was up $0.6 million from our previous estimates.

While our fire and emergency segment results in the second quarter reflected a downturn in municipal spending last year, we are beginning to see signs that the municipal fire market is improving. For the third straight quarter, our orders improved in this segment year-over-year, and we believe that orders will be favorable in the third fiscal quarter as well. The product mix and pricing on new orders are also improving. At March 31, 2004, this order strength was reflected in Pierce’s backlog strengthening 10.2% compared to the prior year.

Commercial

Turning to the commercial segment, compared to the prior year, sales in the commercial segment were up 19.4% in the second quarter to $217.8 million, but operating income was down 17.1% to $9.4 million.

Sales grew at double digit rates in this segment in all product lines except European refuse in the second quarter, including concrete placement, domestic refuse, and parts products. European refuse sales were up at a double-digit rate in U.S. dollars, but down slightly in local currency. We also enjoyed a favorable mix of body only and package sales during the quarter. We simply under-delivered earnings vs. prior year and previous estimates. What caused our underperformance? First, we didn’t ramp up production for our principal spring selling season very effectively. Our McNeilus plants operated inefficiently as customer-supplied chassis were delivered late causing us to reschedule production. Our production mix involved more low option standard mixers vs. our higher option Bridgemaster™ units designed to meet road weight restrictions. Pricing was very competitive in rear- and front-discharge concrete mixers. Our Revolution™ composite concrete mixer drum production costs exceeded expectations and we estimate production costs will remain high for the next three to six months. And, we spent heavily on new product launches and on the implementation of an ERP system at McNeilus. Last, our Geesink Norba Group operations were adversely affected by low production volumes in a difficult European market and start-up costs associated with the launch of new smooth-sided rear, front and side loader refuse packers.

Now, orders were up strongly in all product lines in the segment in the second quarter compared to the prior year except for European refuse products. So, we have the opportunity to perform better in the second half of fiscal 2004 in this segment. At March 31, rear-discharge unit backlog was up 140.5% compared to prior year levels, while our front-discharge backlog was up 66.0%. Our domestic refuse unit backlog was up 70.9% at March 31, 2004 compared to prior year levels, while Geesink Norba’s unit backlog remained down 23.8% compared to prior year levels.

Corporate

At corporate, our operating expenses were up $0.6 million in the second quarter compared to the prior year primarily due to acquisition investigation expenses. Net interest costs declined $2.1 million during the second quarter due to lower average borrowings.

Rising Steel Prices

Now, many of you listening today are wondering how much the recent steel price increase has impacted our earnings. We have firm, fixed-price contracts for all steel requirements for fiscal 2004 and had firm pricing contracts for most components. We have not been able to hold our steel suppliers to pre-negotiated prices and many of our component suppliers have sought price increases. We estimate that the impact of higher steel prices on second quarter earnings was quite modest at about $0.01 per share, but we expect the impact to grow sharply, to $0.11 per share, in the second half of fiscal 2004. That is factored into our new $2.90 EPS estimate for fiscal 2004. If these steel pricing conditions continue and we are unable to raise our product prices to keep pace with rising steel prices, we believe this condition could cost us over $0.20 per share in EPS in fiscal 2005.

Fiscal 2004 Outlook

With the impact of rising steel prices as a backdrop, let’s update our fiscal 2004 outlook. We are assuming no acquisitions in the estimates that follow.

We are estimating consolidated sales of $2.085 billion, up 8.3% from fiscal 2003 sales, and up $115.0 million from our previous estimates. We expect fire and emergency sales to be up 2.8% to $550.0 million compared to the prior year. That’s up $35.0 million from our previous estimates, reflecting higher sales realized in the second quarter and a more robust estimate of fourth quarter sales due to the recent strength in our orders. We are projecting defense sales to increase 11.1% to $730.0 million compared to the prior year. That’s up $75.0 million from our previous estimates due to nearly $30 million of funding from the U.S. Marine Corps for MTVR wreckers and from the Navy Seabees for other MTVR trucks. This increase also reflects higher estimated parts sales and the addition of a few small development contracts. In the commercial segment, we are increasing our sales estimate by $10.0 million to $820.0 million, or up 10.5% compared to the prior year. We’re projecting concrete placement sales growth of 12.5% in fiscal 2004 with most of the increase coming from industry volume growth and negligible pricing improvements. We’re projecting domestic refuse sales to increase 15.3% in fiscal 2004, largely resulting from increased business with the largest commercial waste haulers, and we are beginning to see municipal refuse spending improve. We’re estimating that Geesink Norba Group refuse sales will be roughly flat in fiscal 2004 due to no projected recovery in European markets and the benefit of higher exchange rates.

By quarter in fiscal 2004, we believe that these sales expectations by segment would result in consolidated sales of approximately $547.0 million in quarter three and $527.0 million in quarter four.

With respect to operating income, we are now projecting consolidated operating income to be up about 28.1% to $165.5 million in fiscal 2004. That’s up $4.5 million from our previous estimates. By segment, we are projecting fire and emergency operating income to be flat at $52.0 million in fiscal 2004, which is largely consistent with a slight estimated sales increase in the segment. The $1.5 million improvement from previous estimates results from improved performance in the second quarter, plus a more robust estimate for the fourth quarter as our orders were stronger than previously estimated. We are now projecting defense operating income to increase 45.6% to $100.0 million in fiscal 2004. This estimate is $6.0 million above our previous estimate. The largest contributors involve higher estimated truck and parts sales, as described earlier. In the commercial segment, we are reducing projected operating income to $47.5 million, still up 18.2% over the prior year. The $3.0 million decrease in our operating income estimate in this segment arises from the $3.3 million shortfall to our previous estimates in the second quarter, the effects of rising steel prices and slightly higher sales expectations.

We expect corporate expenses to approximate $34.0 million in fiscal 2004, up from $31.8 million in fiscal 2003 and unchanged from our previous estimate. We are now projecting net interest costs to decrease to $4.5 million in fiscal 2004.

These estimates, assuming an effective tax rate of 36.5% and $2.1 million of equity in earnings of our leasing partnership, lead to a net income estimate of $104.8 million for fiscal 2004, up from our previous estimate of $101.2 million and up 38.6% compared to fiscal 2003.

By quarter, we expect net income to approximate $27.2 million in quarter three and $25.4 million in quarter four. Assuming 36,150,000 average diluted shares outstanding for the year, these net income estimates would translate to earnings per share estimates of $0.75 in quarter three and $0.70 in quarter four. These estimates reflect lower earnings in the fourth quarter of fiscal 2004 due to a cumulative catch-up adjustment to MTVR margins in the fourth quarter of fiscal 2003.

Of course, there are downsides to every estimate. The launch of the Revolution™ drum could encounter difficulties. Steel prices could rise faster than expected and our recent product price increases may not be realized in full, or in part. Upsides to these estimates primarily involve new requirements arising from the conflicts in Iraq and Afghanistan and manufacturing performance that is better than expected. Please review our Form 8-K filed today for other risk factors.

From a financial position standpoint, assuming no acquisitions, we estimate that debt will fluctuate with seasonal working capital demands as follows:

June 30, 2004	$30.0 million
September 30, 2004	$00.0 million

Previously, we had estimated debt to be higher by $20.0 million at both June 30 and September 30. We are focused on improved cash flow and these estimate changes reflect our confidence in our ability to deliver improved cash flow.

We continue to expect capital spending to approximate $30 million in fiscal 2004, much of which will continue to support the continued rollout of the Revolution™ composite mixer drum.

Bob will close our prepared remarks.

Bob:

Closing

Clearly, we’re pleased to have beaten our own estimates of financial performance for the second quarter. It was the strongest second quarter we’ve ever delivered, and our improving order rates are a welcome signal that our commercial markets are rebounding and getting healthy. We expect to be able to continue delivering throughout fiscal 2004.

When I look at fiscal 2005, I see promise and challenge in equal measure for the company. Defense funding and steel price volatility are influential forces and both are concerns. So, as we move through the remainder of fiscal 2004, our focus will be on strategies to continue to improve our results, in fiscal 2005 and beyond, working to continue a long-string of annual earnings improvements.

Operator, please begin the question and answer period.

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